Exhibit 99.1 FOR IMMEDIATE RELEASE November 12, 2019 LILA A. JABER APPOINTED TO CHESAPEAKE UTILITIES CORPORATION BOARD OF DIRECTORS DOVER, DE – Chesapeake Utilities Corporation (NYSE: CPK) (Chesapeake Utilities) today announced that as part of its Board’s ongoing succession planning, Lila A. Jaber, regional managing shareholder who leads the regulatory and legislative government affairs practice in Florida for Gunster Yoakley & Stewart, P.A., was appointed to serve as a member of the Board of Directors of Chesapeake Utilities effective January 1, 2020. Ms. Jaber served two terms as both Commissioner and Chair of the Florida Public Service Commission overseeing the state’s implementation of economic regulatory policy and procedures for the energy and natural gas industries. “On behalf of the entire Board, we are very pleased to welcome Lila as the newest independent director of the Board effective January 1, 2020,” said John R. Schimkaitis, Chair of the Board of Directors of Chesapeake Utilities. “Lila joins the Board of Chesapeake Utilities at a time in the Company’s history when we have many exciting opportunities in Florida and beyond that will further enrich the communities we serve by providing them with safe and reliable energy solutions.” “In addition to her remarkable years in public service and civic engagement, Lila complements the Company’s culture of leadership, ethics, entrepreneurial passion and diversity,” said Jeffry M. Householder, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Lila is the architect of Florida’s Women in Energy Leadership Forum, focusing on the workforce and economic development contributions of the electric and natural gas industries; founding member of the Big Bend Minority Chamber of Commerce, supporting women and minority-owned businesses; Chair of the City of Tallahassee’s inaugural Ethics Board as appointed by then Mayor Gillum and members of the City Commission; member of the Leon County Office of Economic Vitality Council; and former Chair of Leadership Florida.” “It is an honor to join the Chesapeake Utilities’ Board which has an industry leading record of extraordinary performance. The leadership and strategic oversight of the Board, along with the dedication of the management team, has contributed to innovative energy solutions and economic development in Florida and in the Mid-Atlantic and Mid-West regions of the U.S. Beyond the numbers, Chesapeake Utilities enjoys a diverse, inclusive and special culture of which I am proud to be a part,” said Ms. Jaber. Ms. Jaber has earned a variety of honors and recognitions throughout her career including being named by the Big Bend Minority Chamber of Commerce as the 2019 Lifetime Advocacy honoree. Ms. Jaber has received the Tallahassee Women Lawyers Diversity & Inclusion Award, and in 2016, she received the commission of Kentucky Colonel by Kentucky’s Governor for her noteworthy accomplishments and outstanding service. --more--

2-2-2-2 In May 2019, Ms. Jaber was appointed to the Board of Trustees of Stetson University, her alma mater, where she received her Bachelor of Arts and Sciences degree in 1988 and her Juris Doctor from Stetson University College of Law in 1990. About Chesapeake Utilities Corporation Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution and transmission; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities Corporation's businesses is available at www.chpk.com, through the Company’s Investor Relations App and on the Annual Report Microsite at cpkannualreport.com. Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma. # # # For more information, contact: James F. Moriarty Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer 302.382.0338